Exhibit 10.3

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of August 4, 2009, is entered into by and among certain investment funds affiliated with Angelo, Gordon & Co., L.P. and listed on Schedule 1 hereto (the “Affiliated Funds”) and Boise Inc., a Delaware corporation (“Boise”).

WHEREAS, the Affiliated Funds hold certain Promissory Notes, issued by Boise in the current respective principal amounts set forth on Schedule 1 hereto (the “Notes”) (it being understood that such principal amounts shall be increased as the Notes continue to accrue PIK Interest (as defined below) on a daily basis following the date hereof pursuant to the terms of the Notes) and guaranteed by certain subsidiaries of Boise, each of which subsidiaries has executed a subordinated guaranty in favor of the holder of the Notes (the “Guarantees,” and together with the Notes, the “Securities”);

WHEREAS, the Affiliated Funds desire to sell to Boise, and Boise desires to have the right to purchase from the Affiliated Funds, all or a portion of the Notes, upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties desire to make representations, warranties and acknowledgements relating to the purchase and sale of Notes in accordance with the terms hereof;

NOW, THEREFORE, in consideration of the mutual representations and warranties, and the covenants and agreements, contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1.	Purchase and Sale of Notes and the Closing(s).

(a)

Purchase and Sale of Notes. On each date of sale (each a “Closing” or “Closing Date”), and upon the terms and conditions in this Agreement, one or more of the Affiliated Funds (as designated by the Affiliated Funds or, in the absence of such designation by the Affiliated Funds, on a pro rata basis) shall, sell, transfer and assign to Boise, and Boise shall purchase from such Affiliated Funds, such Affiliated Funds’ entire right, title, and interest in and to the Notes designated, by aggregate principal amount, by Boise to be purchased at such Closing in accordance with Section 2 (with respect to any Closing, the Note(s) or portion thereof so designated for purchase at such closing being referred to as the “Purchased Notes”), for an amount equal to the applicable Purchase Price (as defined in Section 1(b)). At each Closing Boise shall also be required to purchase all accrued and unpaid interest on the aggregate principal amount of such Purchased Notes from the date of this Agreement through and including the applicable Closing Date (the “PIK Interest”) for the same Purchase Price as applicable to such Purchased Notes.

(b)	Deliveries by Boise. At any Closing, as a condition to its receipt of the Purchased Notes, Boise shall deliver to the applicable Affiliated Funds designated pursuant to Section 1(a), by wire transfer of immediately available funds to a bank account or bank accounts designated by such Affiliated Funds, cash in an aggregate amount equal to the purchase price for such Purchased Notes and the PIK Interest thereon determined as forth on Schedule 2 hereto (the “Purchase Price”).

(c)	Deliveries by the Affiliated Funds. At each Closing, the applicable Affiliated Funds shall surrender and deliver the Purchased Notes to Boise, which surrender and delivery shall occur substantially concurrently with the delivery of the Purchase Price pursuant to Section 1(b) (and shall not be deemed a transfer of the Note(s) until such delivery of Purchase Price has been received by such Affiliated Funds).

(d)	Issuance of New Notes. If at any Closing any Affiliated Fund surrenders and delivers to Boise Notes representing an aggregate principal amount greater than that of the Purchased Notes sold by such Affiliated Fund at such Closing, Boise shall, at its sole expense, execute and deliver to such Affiliated Fund a new Note or Notes, as the case may be, as requested by such Affiliated Fund, of like tenor with such Affiliated Fund as payee, and having an aggregate principal amount equal to the difference between the aggregate principal amount of the Notes so surrendered and delivered by such Affiliated Fund to Boise and the aggregate principal amount of the Purchased Notes sold by such Affiliated Fund at such Closing (such difference, the “Excess Principal Amount”)(any new Note so issued, a “New Note” and collectively, the “New Notes”). The New Note or New Notes delivered by Boise pursuant to this Section shall be dated so that there will be no loss of interest on the Excess Principal Amount. For the avoidance of doubt, each New Note shall constitute a Note for purposes of, and shall be subject to, this Agreement.

(e)	Cancellation of Purchased Notes. Immediately following the completion of the transfer of any Purchased Notes pursuant to Section 1(c), such Purchased Notes shall be automatically cancelled and no longer be deemed issued and outstanding. Boise shall promptly mark each Purchased Note as “cancelled” and deliver a true copy of such cancelled note to the Affiliated Fund(s) who transferred such Purchased Notes hereunder.

2.	The Closing(s). Any Closing hereunder shall take place on such date and time not later than 181 days after the date of this Agreement as Boise may specify, provided that (i) Boise has given at least 24 hours written notice of such Closing to the Affiliated Funds (in accordance with Section 7(d)), which notice shall include the aggregate principal amount of Notes to be purchased by Boise at such Closing and the Purchase Price with respect to such Purchased Notes and the PIK Interest thereon and (ii) so long as the aggregate principal amount of Notes then held by the Affiliated Funds is greater than $5 million, Boise may not give notice of a Closing unless the aggregate principal amount of the Purchased Notes to be purchased at such Closing is at least $5 million. Unless otherwise specified by Boise, each Closing shall be at the offices of Skadden, Arps, Slate, Meagher & Flom LLP in Boston, Massachusetts. For the avoidance of doubt, Boise shall have no obligation hereunder to purchase any Notes unless it gives the Affiliated Funds notice of a Closing in accordance with this Section 2, and, subject to the timing limitations set forth in this Section 2, Boise may determine, in it sole discretion, whether, when and on how many occasions to give any such notice.

3.	Representations, Warranties and Acknowledgments of the Affiliated Funds. Each Affiliated Fund hereby represents and warrants to Boise, severally and not jointly, as of the date of this Agreement and each Closing Date as follows:

(a)	As of the date of this Agreement, such Affiliated Fund owns the Notes in the current principal amounts listed opposite its name on Schedule 1 (except to the extent sold pursuant to the terms of this Agreement or transferred pursuant to Section 5(a)), which Notes are free and clear of all security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies, and other arrangements or restrictions whatsoever (collectively “Encumbrances”), other than (x) restrictions on transfer under applicable securities laws and (y) the terms and conditions of this Agreement, including Section 5(a). As of immediately prior to each Closing, such Affiliated Fund (or its transferee pursuant to Section 5(a)) will own the Purchased Notes to be purchased by Boise at such Closing, which shall be free and clear of all Encumbrances, other than restrictions on transfer (x) under applicable securities laws and (y) the terms and conditions of this Agreement, including Section 5(a).

(b)	It has duly authorized the execution, delivery and performance of this Agreement, and it is not required to obtain any consent or approval in connection therewith that has not been obtained. The execution, delivery and performance of this Agreement by it does not contravene or result in a default under any provision of any law or regulation applicable to it or other governing documents or any agreement or instrument to which it is a party or by which it is bound. This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(c)	No broker, finder, or other person, in each case, under the authority of the Affiliated Funds (including, without limitation, any placement agent) is entitled to any broker’s commission or other fee in connection with this Agreement for which Boise is responsible.

(d)	Each Affiliated Fund acknowledges, in connection with the transactions contemplated by this Agreement, that (i) Boise currently may have, and later may come into possession of, information regarding Boise or the Notes that may be material and may not be available to such Affiliated Fund (the “Excluded Information”), (ii) the Affiliated Funds have independently and without reliance on Boise made their own analysis and determined to enter into this Agreement and to consummate the transactions contemplated hereby notwithstanding their lack of knowledge of the Excluded Information and (iii) neither Boise nor any of its directors, officers or other representatives shall have any liability to the Affiliated Funds arising out of or in connection with the nondisclosure of the Excluded Information in connection with the transactions contemplated by this Agreement.

4.	Representations, Warranties and Acknowledgments of Boise. Boise hereby represents and warrants to the Affiliated Funds as of the date of this Agreement and each Closing Date that:

(a)	Boise has duly authorized the execution, delivery and performance of this Agreement, and Boise is not required to obtain any consent or approval in connection therewith that has not been obtained. The execution, delivery and performance of this Agreement by Boise does not contravene or result in a default under any provision of any law or regulation applicable to Boise or other governing documents or any agreement or instrument to which Boise is a party or by which Boise is bound. This Agreement constitutes a legal, valid and binding obligation of Boise, enforceable against Boise in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(b)	Each New Note issued by Boise hereunder, when issued will be validly issued and will not be subject to any Encumbrances, other than (x) restrictions on transfer under applicable securities laws and (y) the terms and conditions of this Agreement, including Section 5(a).

(c)	No Affiliated Fund nor any of its affiliates is offering Boise any tax advice with respect to the transactions contemplated by this Agreement, including with respect to the ownership of the Securities. Boise has made its own independent determination of the tax consequences of purchasing, owning, or disposing of Securities in light of its particular situation and tax residence.

(d)	No broker, finder, or other person under Boise’s authority (including, without limitation, any placement agent) is entitled to any broker’s commission or other fee in connection with this Agreement for which any Affiliated Fund or its affiliates is responsible.

(e)	Boise acknowledges, in connection with the transactions contemplated by this Agreement, that (i) the Affiliated Funds currently may have, and later may come into possession of, information regarding Boise, its creditors or the Notes that may be material and may not be available to Boise (the “Boise Excluded Information”), (ii) Boise has independently and without reliance on the Affiliated Funds or their affiliates made its own analysis and determined to enter into this Agreement and to consummate the transactions contemplated hereby notwithstanding their lack of knowledge of the Boise Excluded Information and (iii) no Affiliated Fund nor any of its directors, managers, officers or other representatives shall have any liability to Boise arising out of or in connection with the nondisclosure of the Boise Excluded Information in connection with the transactions contemplated by this Agreement.

5.	Additional Agreements.

(a)	Alienation of Notes. From the date hereof through and including the date that is 181 days from the date hereof, the Affiliated Funds shall not sell, assign or otherwise dispose of any of the Notes other then in accordance with the terms of this Agreement; provided, however, an Affiliated Fund may sell Notes then owned by it to a third party if prior to such sale such third party agrees in a writing for the benefit of and delivered to Boise to be bound by the terms of this Agreement and the obligations of such Affiliated Fund hereunder (including this Section 5) with respect to any such Notes purchased by such third party from such Affiliated Fund.

(b)	Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of Section 5(a) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Boise shall be entitled to seek an immediate injunction or injunctions to prevent breaches of the provisions of Section 5(a) and to enforce specifically the terms and provisions thereof in any court having jurisdiction in accordance with Section 7(i), this being in addition to any other remedy to which Boise may be entitled at law or in equity.

6.	Conditions to the Closing(s).

(a)	Conditions to the Affiliated Funds’ Obligations. The Affiliated Funds’ obligation to sell the applicable Purchased Securities to Boise at any Closing shall be subject to the conditions that: (i) Boise’s representations and warranties in this Agreement shall be true and correct in all material respects on the applicable Closing Date; and (ii) Boise shall have complied in all material respects with all covenants required by this Agreement to be complied with by it at or before such time.

(b)	Conditions to Boise’s Obligations. Boise’s obligation to purchase the applicable Purchased Securities at any Closing shall be subject to the conditions that: (i) the Affiliated Funds’ representations and warranties in this Agreement shall be true and correct in all material respects on the applicable Closing Date; and (ii) the Affiliated Funds shall have complied in all material respects with all covenants required by this Agreement to be complied with by them at or before such time.

7.	General Provisions.

(a)	Survival of Representations. All representations, warranties and acknowledgements contained in this Agreement shall expire on the last Closing Date hereunder, or if there has been no Closing, upon the termination of this Agreement.

(b)	Termination. This Agreement (i) may be terminated by the Affiliated Funds, upon 5 business days prior written notice to Boise, in the event of a breach of this Agreement in a material respect by Boise, which breach has not been cured within such 5 business day period, (ii) shall automatically terminate on February 2, 2010 and (iii) shall automatically terminate upon an “Event of Default” as defined in the Notes.

(c)	Expenses. Except for reasonable attorneys’ fees and expenses incurred by the Affiliated Funds or their affiliates in connection with the preparation, negotiation and execution of this Agreement, up to $25,000 of which shall be paid or reimbursed by Boise from time to time promptly upon request from the Affiliated Funds, the Affiliated Funds and Boise will bear their own respective costs and expenses incurred in connection with the preparation, negotiation, and execution of this Agreement and the consummation of the transactions contemplated hereby.

(d)	Notices. All communications provided for in this Agreement shall be in writing and sent (i) by electronic communication (email) if the sender on the same day sends a confirming copy of such communication by a recognized overnight delivery service (charges prepaid), (ii) by a recognized overnight delivery service (charges prepaid), or (iii) by messenger. The respective addresses of the parties for purposes of this Agreement are set forth on the signature pages, provided that notice may be given to the Affiliated Funds hereunder by giving notice solely to Angelo Gordon & Co., L.P. as follows:

Angelo Gordon & Co., L.P.

245 Park Avenue

New York, NY 10167

Attention: Gavin Baiera

                  Michael McNamara

Fax: 212-837-9328

Email Address: gbaeira@angelogordon.com

                           mmcnamara@angelogordon.com

with copies to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: David J. D’Urso

Fax: 212-872-1002

Email Address: ddurso@akingump.com

Any party may change its address (or contact information) by notice to each of the other parties in accordance with this Section 7(d). The date of giving or making of any such communication shall be, in the case of clauses (i) and (iii), the date of the receipt, and, in the case of clause (ii), the business day next following the date such communication is sent.

(e)	Complete Agreement. This Agreement and those documents expressly referred to in this Agreement embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Notwithstanding anything to the contrary contained herein, nothing contained herein shall amend, modify, supplement, restate or otherwise change any of the terms of the Notes.

(f)	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(g)	Counterparts. This Agreement may be executed simultaneously in counterparts, any one of which need not contain the signatures of more than one party, but such counterparts taken together shall constitute the same Agreement.

(h)	No Assignment; Successors and Assigns. Neither party may assign or transfer this Agreement to any person, except in the case of any Affiliated Fund in connection with the sale of Notes then owned by such Affiliated Fund to a third party pursuant to Section 5(a) hereto, in which case such Affiliated Fund shall be released from all of its obligations hereunder. Any purported assignment in violation of the foregoing shall be null and void. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

(i)	Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(j)	Choice of Law; Jurisdiction. The laws of the State of Delaware will govern all issues concerning the construction, validity, enforcement and interpretation of this Agreement, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in the state of Delaware, in any action arising out of or relating to this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court. Each party also agrees not to bring any action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

(k)	WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(l)	Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Affiliated Funds and Boise.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first written above.

AFFILIATED FUNDS:

AG DIVERSIFIED CREDIT STRATEGIES MASTER, L.P.

AGCR V MASTER ACCOUNT L.P.

AG CAPITAL RECOVERY PARTNERS VI, L.P.

AG GARDEN PARTNERS, L.P.

AG SUPER FUND, L.P.

GAM ARBITRAGE INVESTMENTS, INC.

AG SUPER FUND INTERNATIONAL PARTNERS, L.P.

AG CNG FUND, L.P.

By:	Angelo, Gordon & Co., L.P.
Its Fund Advisor/Investment Manager

By:	/s/ Joseph Wekselblatt
Name: Joseph Wekselblatt Title: Chief Financial Officer

Mailing Address:

Angelo Gordon & Co., L.P. 245 Park Avenue New York, NY 10167

Attention: Gavin Baiera Email Address: gbaiera@angelogordon.com with copies to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036 Attention: David J. D’Urso Fax: 212-872-1002 Email Address: ddurso@akingump.com

PURCHASER: BOISE INC.

By:	/s/ Robert M. McNutt

Name:	Robert M. McNutt
Title:	Senior Vice President and Chief Financial Officer
Mailing Address:
1111 West Jefferson Street, Suite 200 Boise, ID 83702-5388

Attention: Robert M. McNutt
Email Address: robmcnutt@boiseinc.com

with copies to (which shall not constitute notice):

Karen E. Gowland Vice President, General Counsel and Secretary 1111 West Jefferson Street, Suite 200 Boise, ID 83702-5388 Fax: 208-384-7945 Email Address: karengowland@boiseinc.com and to

Skadden, Arps, Slate, Meagher & Flom LLP One Beacon Street 31st Floor Boston, MA 02108 Attention: Margaret A. Brown Fax: 617-305-4815 Email Address: mabrown@skadden.com

Schedule I

Affiliated Funds and Notes Held

Affiliated Fund	Principal Amount of Notes as of, including PIK Interest through, August 4, 2009
AG Diversified Credit Strategies Master, L.P.	$8,448,985.17

AGCR V Master Account L.P.	$7,662,506.60

AG Capital Recovery Partners VI, L.P.	$20,433,837.76

AG Garden Partners, L.P.	$1,852,642.64

AG Super Fund, L.P.	$20,789,469.21

GAM Arbitrage Investments, Inc.	$6,139,936.67

AG Super Fund International Partners, L.P.	$6,104,154.45

AG CNG Fund, L.P.	$1,593,404.12

Total	$73,024,936.62

Schedule 2

Purchase Price for Purchased Notes

For purposes of this Schedule 2, the term “Aggregate Principal Amount” shall mean the aggregate principal amount of Notes (including all accrued and unpaid interest added to the principal amount of the Notes from the original issue date through and including August 4, 2009) outstanding on August 4, 2009, which equals $73,024,936.62.

The parties understand and agree that the principal amount of the Notes shall continue to accrue interest on a daily basis pursuant to the terms of the Notes. Boise shall be required to acquire all of the PIK Interest that accrued on any Purchased Notes acquired by Boise for the Purchase Price applicable to such Purchased Notes as set forth below.

At any Closing, with respect to Purchased Notes being purchased at such Closing, the Purchase Price for the Purchased Notes and the PIK Interest thereon from the date of the Agreement through and including such Closing Date, shall be calculated as follows:

1.	First, for as long as the aggregate principal amount of Purchased Notes, after taking into account all prior Closings, is less than or equals 10% of the Aggregate Principal Amount, the Purchase Price for such Purchased Notes shall be equal to 87.50% of (i) the Aggregate Principal Amount of such Purchased Notes and (ii) all PIK Interest thereon;

2.	Second, after the purchase of all Purchased Notes pursuant to Section 1 above, after taking into account all prior Closings, for as long as the aggregate principal amount of Purchased Notes is greater than 10%, but less than or equal 20%, of the Aggregate Principal Amount, the Purchase Price for such Purchased Notes shall be equal to 83.75% of (i) the Aggregate Principal Amount of such Purchased Notes and (ii) all PIK Interest thereon;

3.	Third, after the purchase of all Purchased Notes pursuant to Sections 1 and 2 above, after taking into account all prior Closings, for as long as the aggregate principal amount of Purchased Notes is greater than 20%, but less than or equal to 30%, of the Aggregate Principal Amount, the Purchase Price for such Purchased Notes shall be equal to 80.00% of (i) the Aggregate Principal Amount of such Purchased Notes and (ii) all PIK Interest thereon;

4.	Fourth, after the purchase of all Purchased Notes pursuant to Sections 1, 2 and 3 above, after taking into account all prior Closings, for as long as the aggregate principal amount of Purchased Notes is greater than 30%, but less than or equal to 40%, of the Aggregate Principal Amount, the Purchase Price for such Purchased Notes shall be equal to 76.25% of (i) the Aggregate Principal Amount of such Purchased Notes and (ii) all PIK Interest thereon;

5.	Fifth, after the purchase of all Purchased Notes pursuant to Sections 1, 2, 3 and 4 above, after taking into account all prior Closings, for as long as the aggregate principal amount of Purchased Notes is greater than 40%, but less than or equal to 50%, of the Aggregate Principal Amount, the Purchase Price for such Purchased Notes shall be equal to 72.50% of (i) the Aggregate Principal Amount of such Purchased Notes and (ii) all PIK Interest thereon;

6.	Sixth, after the purchase of all Purchased Notes pursuant to Sections 1, 2, 3, 4 and 5 above, after taking into account all prior Closings, for as long as the aggregate principal amount of Purchased Notes is greater than 50%, but less than or equal to 60%, of the Aggregate Principal Amount, the Purchase Price for such Purchased Notes shall be equal to 67.50% of (i) the Aggregate Principal Amount of such Purchased Notes and (ii) all PIK Interest thereon;

7.	Seventh, after the purchase of all Purchased Notes pursuant to Sections 1, 2, 3, 4, 5 and 6 above, after taking into account all prior Closings, for as long as the aggregate principal amount of Purchased Notes is greater than 60%, but less than or equal to 70%, of the Aggregate Principal Amount, the Purchase Price for such Purchased Notes shall be equal to 63.75% of (i) the Aggregate Principal Amount of such Purchased Notes and (ii) all PIK Interest thereon;

8.	Eighth, after the purchase of all Purchased Notes pursuant to Sections 1, 2, 3, 4, 5, 6 and 7 above, after taking into account all prior Closings, for as long as the aggregate principal amount of Purchased Notes is greater than 70%, but less than or equal to 80%, of the Aggregate Principal Amount, the Purchase Price for such Purchased Notes shall be equal to 60.00% of (i) the Aggregate Principal Amount of such Purchased Notes and (ii) all PIK Interest thereon;

9.	Ninth, after the purchase of all Purchased Notes pursuant to Sections 1, 2, 3, 4, 5, 6, 7 and 8 above, after taking into account all prior Closings, for as long as the aggregate principal amount of Purchased Notes is greater than 80%, but less than or equal to 90%, of the Aggregate Principal Amount, the Purchase Price for such Purchased Notes shall be equal to 56.25% of (i) the Aggregate Principal Amount of such Purchased Notes and (ii) all PIK Interest thereon; and

10.	Last, after the purchase of all Purchased Notes pursuant to Sections 1, 2, 3, 4, 5, 6, 7, 8 and 9 above, after taking into account all prior Closings, the Purchase Price for the purchase of any additional Purchased Notes shall be equal to 52.50% of (i) the Aggregate Principal Amount of such Purchased Notes and (ii) all PIK Interest thereon.

For the avoidance of doubt, it is the intention of the parties that the average Purchase Price shall equal 70% of (i) the Aggregate Principal Amount of the Purchased Notes and (ii) all PIK Interest thereon, assuming all the Notes are acquired by Boise hereunder.